Exhibit 99.1

PetVivo Reports Second Quarter 2022 Financial Results

Raised approximately 11.25 million in connection with Initial Public Offering

Rebranded Kush™ as Spryng™ and commenced sales of Spryng™

Conference call begins at 4:00 p.m. Central time today

EDINA, MN (November 15, 2021) – PetVivo Holdings, Inc. (Nasdaq: PETV), an emerging biomedical device company focused on the commercialization of innovative medical therapeutics for animals, announces financial results for the three and six months ended September 30, 2021.

Highlights from the second quarter of 2022 and recent weeks include the following (all comparisons are with the second quarter of 2021, unless otherwise indicated):

●	Raised approximately $11,254,000 from a registered public offering of our units, which closed on August 13, 2021

●	Uplisted to Nasdaq in connection with the registered offering, where our common stock and warrants trade under the symbols “PETV” and “PETVW,” respectively

●	Rebranded Kush™ as Spryng™ and commenced sales of Spryng™

●	Made several key hires to strengthen our management team

Management Commentary

“The most significant event from last quarter was raising $9,781,000 in net proceeds in our registered offering,” said John Lai, Chief Executive Officer of PetVivo. “We ended the quarter with cash of over $8.8 million.”

“We are using the net proceeds from this offering to expand our sales and marketing efforts to gain vet acceptance and generate revenue from the sale of Spryng™. We also engaged Kick as our advertising agency across multiple marketing services disciplines.”

Mr. Lai continued, “We also added key members to our manufacturing team to ensure our manufacturing capacity to support the launch of Spryng™.”

Second Quarter Financial Results

Revenue was $4,977 for the three months ended September 30, 2021 compared with $4,790 for the three months ended September 30, 2020, and consisted of sales to veterinary clinics.

Cost of sales was $-0- and $350 for the three months ended September 30, 2021 and 2020, respectively.

General and administrative expenses were $756,186 and $787,427 for the three months ended September 30, 2021 and 2020, respectively.

Sales and marketing expenses were $235,767 and $35,580 for the three months ended September 30, 2021 and 2020, respectively.

Research and development expenses were $116,380 and $ -0- for the three months ended September 30, 2021 and 2020, respectively. The increase was related to efforts to support the launch of Spryng™.

Other expense was $2,118 for the three months ended September 30, 2021 as compared to $529,435 for the three months ended September 30, 2020. Other expense in 2021 consisted of interest expense. Other expense in 2020 consisted primarily of derivative expense related to debt financing of $389,300 and interest expense of $140,651.

Net loss for the three months ended September 30, 2021 was $(1,105,474) or ($0.13) as compared to a net loss of $(1,348,002) or ($0.23) per share for the three months ended September 30, 2020. Net loss decreased primarily due to the derivative expense recognized on the debt financing in 2020.

Six Month Financial Results

Revenue was $9,122 and $6,797 for six months ended September 30, 2021 and 2020, respectively, and consisted of sales to veterinary clinics.

Cost of sales was $5,051 and $350 for the six months ended September 30, 2021 and 2020, respectively.

General and administrative expenses were $1,087,131 and $1,184,820 for the six months ended September 30, 2021 and 2020, respectively.

Sales and marketing expenses were $285,498 and $82,262 for the six months ended September 30, 2021 and 2020, respectively.

Research and development expenses were $253,317 and $ -0- for the six months ended September 30, 2021 and 2020, respectively. The increase was related to efforts to support the launch of Spryng™.

Other income was $25,772 for the six months ended September 30, 2021 as compared to expense of $901,375 for the six months ended September 30, 2020. Other income in 2021 consisted of the forgiveness of PPP Loan and accrued interest of $31,680 partially offset by and interest expense of $5,908. Other expense in 2020 consisted primarily of derivative expense related to debt financing of $731,500 and interest expense of $170,873.

Net loss for the six months ended September 30, 2021 was $(1,596,103) or ($0.21) as compared to a net loss of $(2,162,010) or ($0.37) per share for the six months ended September 30, 2020. Net loss decreased primarily due to the derivative expense recognized on the debt financing in 2020.

Conference Call and Webcast

A live webcast of the conference call and related earnings release materials can be accessed on PetVivo’s Investor Relations website at https://petvivo.com/pages/investors. A replay of the webcast will be available through the same link following the conference call.

The conference call can be accessed live over the phone by dialing 1-(346) 248-770. The conference ID is 96523640792 and the Passcode is 058908.

About PetVivo Holdings, Inc.

PetVivo Holdings, Inc. is an emerging biomedical device company currently focused on the manufacturing, commercialization and licensing of innovative medical devices and therapeutics for animals. The Company’s strategy is to leverage human therapies for the treatment of dogs and horses in a capital and time efficient way. A key component of this strategy is the accelerated timeline to revenues for veterinary medical devices, which enter the market much earlier than more stringently regulated pharmaceuticals and biologics.

PetVivo has a pipeline of seventeen products for the treatment of animals and people. A portfolio of twenty-one patents protects the Company’s biomaterials, products, production processes and methods of use. The Company’s lead product SPRYNG™, a veterinarian-administered, intraarticular injection for the treatment of osteoarthritis in dogs and horses, is scheduled for expanded commercial sale in the fourth quarter of this year.

Disclosure Information

PetVivo uses and intends to continue to use its Investor Relations website as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the company’s Investor Relations website, in addition to following the company’s press releases, SEC filings, public conference calls, presentations and webcasts.

Contact:

John Lai, CEO

PetVivo Holdings, Inc.

Email: info1@petvivo.com

(952) 405-6216

(Tables to follow)

PETVIVO HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2021 (Unaudited)	March 31, 2021
Assets:
Current Assets
Cash and cash equivalents	$8,817,472	$23,578
Inventory, net	74,637	-
Prepaid expenses and other assets	618,813	123,575
Total Current Assets	9,510,922	147,153

Property and Equipment, net	207,400	214,038

Other Assets:
Deferred offering costs	-	280,163
Operating lease right-of-use asset	144,577	157,760
Trademark and patents, net	43,024	27,932
Security deposit	8,201	8,201
Total Other Assets	195,802	474,056
Total Assets	$9,914,124	$835,247

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable and accrued expenses	$1,178,526	$962,885
Convertible notes and accrued interest	-	235,671
Accrued expenses – related parties	-	36,808
Operating lease liability – current portion	26,882	26,582
PPP Loan and accrued interest	5,967	39,020
Notes payable and accrued interest - directors	-	20,000
Notes payable and accrued interest – related party	-	44,554
Note payable and accrued interest	6,358	39,528
Total Current Liabilities	1,217,733	1,405,048
Other Liabilities
Note payable and accrued interest	30,442	-
Operating lease liability (net of current portion)	117,695	131,178
Share-settled debt obligation – related party, net of debt discount	-	196,000
Total Other Liabilities	148,137	327,178
Total Liabilities	$1,365,870	$1,732,226
Commitments and Contingencies
Stockholders’ Equity (Deficit):
Preferred stock, par value $0.001, 20,000,000 shares authorized, issued 0 and 0 shares outstanding at September 30, 2021 and March 31, 2021
Common stock, par value $0.001, 250,000,000 shares authorized, issued 9,731,343 and 6,799,113 shares outstanding at September 30, 2021 and March 31, 2021, respectively	9,731	6,799
Additional Paid-In Capital	68,246,052	57,207,648
Accumulated Deficit	(59,707,529)	(58,111,426)
Total Stockholders’ Equity (Deficit)	8,548,254	(896,979)
Total Liabilities and Stockholders’ Equity (Deficit)	$9,914,124	$835,247

PETVIVO HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
Revenues	$4,977	$4,790	$9,122	$6,797
Cost of Sales	-	350	5,051	350
Gross Profit (Loss)	4,977	4,440	4,071	6,447

Operating Expenses:
Sales and Marketing	235,767	35,580	285,498	82,262
Research and Development	116,380	-	253,317	-
General and Administrative	756,186	787,427	1,087,131	1,184,820

Total Operating Expenses	1,108,333	823,007	1,625,946	1,267,082

Operating Loss	$(1,103,356)	$(818,567)	$(1,621,875)	$(1,260,635)

Other Income (Expense)
Gain on Sale of Asset	-	-	-	482
Gain on Debt Restructuring	-	516	-	516
Forgiveness of PPP loan and accrued interest	-	-	31,680	-
Derivative Expense	-	(389,300)	-	(731,500)
Interest Expense	(2,118)	(140,651)	(5,908)	(170,873)
Total Other Income (Expense)	(2,118)	(529,435)	25,772	(901,375)

Net Loss before taxes	$(1,105,474)	$(1,348,002)	$(1,596,103)	$(2,162,010)

Income Tax Provision	-	-	-	-

Net Loss	(1,105,474)	(1,348,002)	(1,596,103)	(2,162,010)

Net Loss Per Share:
Basic and Diluted	$(0.13)	$(0.23)	$(0.21)	$(0.37)
Weighted Average Common Shares Outstanding:
Basic and Diluted	8,749,233	5,839,086	7,757,099	5,787,107

Shares retroactively restated for 1-for-4 reverse stock split in December of 2020